UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Commerce Energy Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Commerce Energy Letterhead]

REMINDER

June 13, 2008

Dear Stockholder:

A Special Meeting of Stockholders of Commerce Energy Group, Inc. has been called for Thursday, June 26, 2008 to approve an amendment to, and restatement of, the Commerce Energy Group, Inc. 2006 Stock Incentive plan to increase the number of shares of common stock available for issuance or transfer by 800,000.

Your Board of Directors has unanimously recommended that you vote FOR the Amendment.  The proposal requires the approval of the affirmative vote of a majority of the votes cast by holders of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on this proposal.  Abstentions have the same effect as a vote against the proposal and non-votes will have no effect on the proposal.

For your convenience we have enclosed a duplicate proxy and have made arrangements for you to submit your proxy by telephone or the internet, as well as by mail. Simply follow the directions outlined on the enclosed instruction sheet. We urge you to take the time now to vote FOR the proposal.

Proxy materials explaining the proposed merger in detail were sent to you earlier. If you require an additional set of proxy materials, please contact MacKenzie Partners, Inc. by calling 800-322-2885.

We appreciate your continued support.

Sincerely

/s/ C. DOUGLAS MITCHELL

C. Douglas Mitchell
Interim Chief Financial Officer and
Secretary